Exhibit (a)(1)(D)

Offer to Purchase

All Outstanding Shares of Common Stock

of

KINNATE BIOPHARMA INC.

At

A Cash Amount per Share between $2.3352 and $2.5879, Consisting of a Base Price Per Share of $2.3352 and an Additional Price Per Share of up to $0.2527, Plus One Non-Transferable Contractual Contingent Value Right for Each Share (“CVR”), Which Represents the Right to Receive One or More Potential Cash Payments, Contingent upon Receipt of Proceeds from Any Disposition of CVR Products Within One Year of the Closing Date, as Described in the CVR Agreement

by

XRA 1 CORP.

a wholly owned subsidiary of

XOMA CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M.

EASTERN TIME ON APRIL 1, 2024, UNLESS THE OFFER IS EXTENDED

OR EARLIER TERMINATED.

March 4, 2024

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated March 4, 2024 (together with the related documentation and any amendments or supplements thereto, the “Offer to Purchase”) in connection with the offer (the “Offer”) by XRA 1 Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of XOMA Corporation, a Delaware corporation (“Parent”), to purchase, subject to certain conditions, all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Kinnate Biopharma Inc., a Delaware corporation (“Kinnate”), for: (i) $2.3352 per Share in cash (the “Base Price Per Share”), (ii) an additional amount of cash of up to $0.2527 per Share (such amount as finally determined pursuant to the Merger Agreement (as defined below), the “Additional Price Per Share” and together with the Base Price Per Share, the “Cash Amount”), and (iii) one non-transferable contractual contingent value right for each Share, all upon the terms and subject to the conditions described in the Offer to Purchase.

Also enclosed is Kinnate’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase.

Please note carefully the following:

1. The Offer Price for the Offer is (i) $2.3352 per Share in cash, (ii) an additional amount of cash of up to $0.2527 per Share (such amount as finally determined pursuant to the Merger Agreement) in cash, and (iii) one non-transferable contractual contingent value right for each Share, in each case, to be paid net to you of any applicable tax withholding and without interest.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 16, 2024 (together with any amendments or supplements thereto, the “Merger Agreement”), among Kinnate, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Kinnate, without a meeting or any further action of the Kinnate stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), assuming the conditions thereto are met, and Kinnate will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”).

4. No appraisal rights are available to the holders of Shares in connection with the Offer, and stockholders who tender their Shares in the Offer will not have appraisal rights in connection with the Merger.

However, if Purchaser purchases Shares in the Offer and the Merger is consummated, holders of record and beneficial owners of Shares outstanding as of immediately prior to the Effective Time who: (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the time Parent accepts properly tendered Shares for purchase); (ii) otherwise comply with the applicable procedures under Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise fail to prefect or lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL plus interest, if any, on the amount determined to be the fair value, if certain conditions are met.

5. A special committee of disinterested and independent directors (the “Kinnate Special Committee”) of Kinnate’s board of directors (the “Kinnate Board”) has unanimously (i) determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including the CVR Agreement and the Support Agreements (collectively, the “Transactions”), are fair to, and in the best interests of, Kinnate and Kinnate’s stockholders, and (ii) recommended that the Kinnate Board (A) determine that the terms of the Offer, the Merger and the other Transactions are fair to, and in the best interests of, Kinnate and Kinnate’s stockholders, (B) duly authorize and approve the execution, delivery and performance by Kinnate of the Merger Agreement and the CVR Agreement and the consummation by Kinnate of the Transactions, (C) declare the Merger Agreement, the CVR Agreement and the Transactions advisable and (D) recommend that Kinnate’s stockholders accept the Offer and tender their Shares in the Offer. Based on the recommendation of the Kinnate Special Committee, all disinterested and independent members of the Kinnate Board have unanimously (i) determined that the terms of the Offer, the Merger and the other Transactions are fair to, and in the best interests of, Kinnate and Kinnate’s stockholders, (ii) approved and declared advisable the Merger and the execution, delivery and performance by Kinnate of the Merger Agreement and the CVR Agreement and the consummation of the Transactions, (iii) resolved to recommend that Kinnate’s stockholders accept the Offer and tender their Shares pursuant to the Offer and (iv) resolved that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL.

6. The Offer and withdrawal rights will expire one minute after 11:59 p.m., Eastern time, on April 1, 2024, unless the Offer is extended or earlier terminated by Purchaser.

7. The Offer is subject to certain conditions described in Section 9 of the Offer to Purchase.

8. Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by the Surviving Corporation (as defined in the Offer to Purchase), except as otherwise provided in the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction, and Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

KINNATE BIOPHARMA INC.

at

A Cash Amount per Share between $2.3352 and $2.5879, Consisting of a Base Price Per Share of $2.3352 and an Additional Price Per Share of up to $0.2527, Plus One Non-Transferable Contractual Contingent Value Right for Each Share (“CVR”), Which Represents the Right to Receive One or More Potential Cash Payments, Contingent upon Receipt of Proceeds from Any Disposition of CVR Products Within One Year of the Closing Date, as Described in the CVR Agreement

by

XRA 1 CORP.

a wholly owned subsidiary of

KINNATE BIOPHARMA INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated March 4, 2024 (together with the related documents and any amendments or supplements thereto, the “Offer to Purchase”) in connection with the offer (the “Offer”) by XRA 1 Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of XOMA Corporation, a Delaware corporation (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Kinnate Biopharma Inc., a Delaware corporation (“Kinnate”), for: (i) $2.3352 per Share in cash (the “Base Price Per Share”), (ii) an additional amount of cash of up to $0.2527 per Share (such amount as finally determined pursuant to the Agreement and Plan of Merger, dated as of February 16, 2024, among Kinnate, Parent and Purchaser (together with any amendments or supplements thereto, the “Merger Agreement”), the “Additional Price Per Share” and together with the Base Price Per Share, the “Cash Amount”), and (iii) one non-transferable contractual contingent value right per Share (each, a “CVR,” and each CVR together with the Cash Amount, the “Offer Price”), all upon the terms and subject to the conditions described in the Offer to Purchase. The Offer Price will be paid net of any applicable tax withholding and without interest. The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on the undersigned’s behalf to Broadridge Corporate Issuer Solutions, LLC (the “Paying and Depositary Agent”) will be determined by Purchaser (which may delegate power in whole or in part to the Paying and Depositary Agent) and such determination shall be final and binding.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:            SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:         , 2024

(Signature(s))

(Please Print Name(s))

Address:

Include Zip Code

Area Code and Telephone No.

Taxpayer Identification or Social Security No.